Exhibit 10.19

BURGERFI INTERNATIONAL, INC.
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Amended Agreement”) is made and entered into effective as of May 10, 2022, by and between BurgerFi International, Inc., a Delaware corporation (“Company”), and Karl Goodhew, a Georgia resident (“Employee”).

WITNESSETH:

WHEREAS, on August 20, 2021, Company and Employee entered into that certain Employment Agreement (the “Employment Agreement”) whereby Company engaged Employee as its Chief Technology Officer, and Employee agreed to render Employee’s duties to Company;

WHEREAS, Company and Employee wish to amend the Employment Agreement with respect to certain compensation matters set forth in Section 5 below.t.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.Recitals and Exhibits. The foregoing recitals and any exhibits referred to herein and attached hereto are true and correct and are incorporated herein by this reference.

2.Engagement. In exchange for the compensation set forth in Section 5 below and subject to the other terms and conditions hereinafter set forth, Company hereby engages Employee as Chief Technology Officer, on an exclusive basis, to render the Employee’s duties set forth in Section 3 hereof as an at-will Employee of Company and Employee hereby accepts such engagement.

3.Employee Duties. Subject to the terms and conditions herein, and for the Term of this Amended Agreement, Employee shall serve as Company’s exclusive employee, working under the direction of the Executive Chairman and the Chief Executive Officer of Company.

3.1Employee shall perform the duties consistent with Employee’s title and position and such other duties commensurate with such position and title as shall be specified or designated by Company from time to time. The principal place of performance by Employee of Employee’s duties hereunder shall be from Employee’s home office in Atlanta, Georgia, although Employee may be required to reasonably travel outside of such area in connection with the performance of Employee’s duties, including to the Company’s corporate offices from time to time as requested by the Company (which are presently in Palm Beach County, Florida).

3.2Employee agrees to comply with all applicable laws and governmental rules, orders and regulations, and to conduct its business and activities so as to maintain and increase the goodwill and reputation of Company.

3.3 Employee acknowledges Company’s interest in maintaining and promoting Company’s reputation for quality and service. From time to time, Company may establish reasonable policies, procedures and requirements that will be applicable and disseminated to its Employees. Employee hereby agrees to strictly comply with all such policies, procedures and requirements.

3.4 Subject to the proviso below, Employee shall devote his entire business time, energy and skill to Employee’s services under this Amended Agreement.

3.5 Employee will use his best efforts to promote and serve the interests of Company and perform Employee’s duties and obligations hereunder in a diligent, trustworthy, businesslike, efficient and lawful manner.

3.6 Employee will not engage in any activity that, directly or indirectly, impairs or conflicts with the performance of Employee’s obligations and duties to Company, provided, however, that the foregoing shall not prevent Employee from managing Employee’s personal affairs and passive personal investments and participating in charitable, civic, educational, professional or community affairs, so long as, in the aggregate, any such activities do not unreasonably interfere or conflict with Employee’s duties hereunder or create a potential business or fiduciary conflict with Company, as reasonably determined by Company.

4.Term. Employee’s employment hereunder shall commence on the date hereof (the “Commencement Date”) and shall continue for a one-year period thereafter (the “Initial Term”), subject to earlier termination exclusively as provided for in Section 6 below, and subject to extension as provided in the following sentence. Following the Initial Term, provided Employee’s employment has not previously been terminated, Employee’s employment hereunder shall automatically be extended for successive, one-year periods (each, a “Renewal Term”), subject to earlier termination exclusively as provided for in Section 6 below. For purposes of this Amended Agreement, the “Term” at any given time shall mean the Initial Term as it may have been extended by one or more Renewal Terms as of such time (without regard to whether Employee’s employment is terminated prior to the end of such Term), and the “Employment Period” means the period of Employee’s employment hereunder (regardless of whether such period ends prior to the end of the Term and regardless of the reason for Employee’s termination of employment hereunder).

5.Compensation. As compensation in full for the performance of Employee’s duties hereunder, Employee shall receive the following:

5.1Salary. An annual salary of $245,000 (“Base Salary”), subject to applicable withholdings and deductions and paid in 24 or 26 installments, every other week or twice each month, as other employees of Company are paid, subject to review at the end of each Term by the Compensation Committee of the Board of Directors in consultation with the Chief Executive Officer and Executive Chairman. Employee acknowledges and agrees that Employee may be paid by a parent company or other affiliate of Company (“Paymaster”). Notwithstanding payment by Paymaster or reimbursement by an affiliate, Employee acknowledges and agrees that his sole contractual arrangement is with Company, Employee is not an employee of Paymaster or any affiliate, and Employee shall not have any claims against Paymaster or any affiliate relating to or arising out of Employee’s engagement by Company.

5.2 Bonus. Employee shall have the opportunity to earn an annual performance bonus of up to 30% of Employee’s Base Salary.

5.3 Restricted Stock Units. The ability to earn up to 35,000 shares of Company common stock through restricted stock unit grants through Company’s Omnibus Incentive Plan (collectively, the “Restricted Stock Unit Grants”). Such Restricted Stock Unit Grants shall vest in four equal installments equal amounts (i.e., 8,750 each) at the yearly anniversary of April 29, 2021, the date that the Employee first began providing services to the Company as an employee, for each of the first four years of employment with Company, subject to Employee’s achievement of the Key Performance Indicators set forth on Exhibit A hereto for the prior fiscal year, as determined in March of the year following such fiscal year, so long as Employee is still an employee in good standing at the time of each such anniversary, subject to the terms and conditions of the Restricted Stock Unit Grant Agreement annexed hereto as Exhibit B. Shares issued upon vesting of each grant will be locked up for 12 months.

5.4 Benchmark Restricted Stock Units. Eligibility to receive up to an additional 60,000 shares of Company common stock through restricted stock unit grants (“Benchmark Restricted Stock Unit Grants”) upon achievement by Company of the following benchmarks: (i) 15,000 restricted stock units, if during calendar year 2021 the last reported closing price of Company’s common stock for any 20 trading days within any consecutive 30 trading day period is greater than or equal to $19.00 per share; provided, however, that if the vesting condition is not achieved during calendar year 2021, such 15,000 restricted stock units shall roll over to calendar year 2022 and shall vest, if during calendar year 2022 the last reported closing price of the Company's common stock for any 20 trading days within any consecutive 30 day trading day period is greater than or equal to $11.00 per share; (ii) 15,000 restricted stock units, if during calendar year 2022 the last reported closing price of the Company’s common stock for any 20 trading days within any consecutive 30 trading day period is greater than or equal to $11.00 per share; (iii) 15,000 restricted stock units, if during calendar year 2023 the last reported closing price of the Company’s common stock for any 20 trading days within any consecutive 30 trading day period is greater than or equal to $13.00 per share; and (iv) 15,000 restricted stock units, if during calendar year 2024 the last reported closing price of the Company’s common stock for any 20 trading days within any consecutive 30 trading day period is greater than or equal to $15.00 per share. These Benchmark Restricted Stock Unit Grants may not be sold, transferred or conveyed for a twelve-month period following the date upon which they are earned (each, an “Earning Date”), provided that Employee is still an employee in good standing at the time of each such Earning Date, subject to the terms and conditions of the Restricted Stock Unit Purchase Agreement.

5.5 Benefits. The right to receive or participate in all employee benefit programs and perquisites generally established by Company from time to time for employees similarly situated to Employee, subject to the general eligibility requirements and other terms of such programs and perquisites, and subject to Company’s right to amend, terminate or take other similar action with respect to any such programs and perquisites.

5.6 Vacation and Other Paid Time Off. Four (4) weeks of paid vacation, as well as sick days and any other paid time off, each year in accordance with then current Company policy. Employee shall be entitled to an additional week of paid vacation following the first anniversary of the Commencement Date and another week after the third anniversary.

5.7 Change in Control. If there is a Change of Control during the time Employee is still an employee in good standing, all unearned Restricted Stock Unit Grants and Benchmark Restricted Stock Unit Grants shall be deemed to have been earned and vested immediately prior to the Change of Control. A “Change of Control” means the sale of all or substantially all the assets of Company; any merger, consolidation or acquisition of Company with, by or into another corporation, entity or person; or any change in the ownership of more than fifty percent (50%) of the voting capital stock of Company in one or more related transactions.

6.Termination. This Amended Agreement shall be for at-will employment and shall continue until the earlier of (i) expiration of the Term or (ii) the occurrence of one of the below events. Upon the termination of Employee’s engagement hereunder, Company shall have no further liability hereunder, except to pay Employee all compensation earned by Employee as of the date of termination and as set forth in Section 6.3 below.

6.1Employee’s engagement and rights hereunder may be terminated as follows:

(i)By Company or Employee, as the case may be, immediately upon a breach of this Amended Agreement that, if possible to be cured, has gone uncured for at least 30 days following written notice thereof; or

(ii)By Company, following at least thirty (30) days’ written notice to
Employee; or

(iii)By Employee, following at least thirty (30) days’ written notice to
Company; or

(iv)By the written agreement of Employee and Company.

6.2Upon termination, Employee shall:

(i)Deliver to Company all documents, data, records, and all other materials which are provided by Company to Employee, including any Confidential Information;

(ii)Take all such reasonable actions as shall be requested in writing from time to time by Company consistent with the foregoing and for the orderly transition of the services provided by Employee to either Company or to a new employee, in the discretion of Company.

6.3Upon termination by Company without cause all unearned Restricted Stock Unit Grants and Benchmark Restricted Stock Unit Grants for the year in which termination occurs shall be deemed to have been earned and vested immediately before such termination. This Section
6.3shall survive the termination of this Amended Agreement and Employee’s engagement hereunder.

7.Confidential Information and Competition. Employee has entered into that certain Agreement Regarding Confidential Information and Prohibiting Competition, dated as of August 24, 2021, the terms and conditions of which are hereby incorporated by this reference, and agrees that nothing herein shall limit or restrict the obligations of Employee thereunder or enforcement of the terms thereof. As used herein, the term “Confidential Information” shall have the meaning set forth in the Agreement Regarding Confidential Information and Prohibiting Competition. This Section 7 shall survive the termination of this Amended Agreement and Employee’s engagement hereunder.

8.Trade Names and Trademarks. Employee agrees that he will use only such trade names, trademarks or other designations of Company or any simulations thereof as may be authorized in writing by Company. All such use shall be in accordance with Company's instructions and any such authorization may be withdrawn or modified at any time. Employee will, in the event this Amended Agreement is terminated, cease all use of any of Company's trade names, trademarks or other designations or other simulations thereof. Employee will not register or attempt to register or assert any right of ownership in any of Company's trade names, trademarks or other designations or any simulations thereof. Employee shall immediately notify Company in writing upon learning of any potential or actual infringement of any trademark, patent, copyright or other proprietary right owned by or licensed to Company, or of any actual or potential infringement by Company of the rights of any third party.

9.Miscellaneous.

9.1Notices. Any notice required or permitted to be delivered to any party under the provisions of this Amended Agreement shall be deemed to have been duly given (a) upon hand delivery thereof, (b) upon telefax or email and written confirmation of transmission, (c) upon proof of delivery and receipt of any overnight deliveries, or (d) on the third (3rd) business day after mailing United States registered or certified mail, return receipt requested, postage prepaid, addressed to each party as follows:

To Company:    200 West Cypress Creek Road, Suite 220
    Fort Lauderdale, FL 33309
    Attn: Chief Legal Officer

To Employee:    to the address set forth on the signature page

or to such other address or such other person as any party shall designate, in writing, to the others for such purposes and in the manner set forth in this Section.

9.2Accuracy of Statements. No representation or warranty contained in this Amended Agreement, and no statement delivered, or information supplied to any party pursuant hereto, contains an untrue statement of material fact or omits to state a material fact necessary to make the statements or information contained herein or therein not misleading. The representations and warranties made in this Amended Agreement will be continued and will remain true and complete in all material respects and will survive the execution of the transactions contemplated hereby.

9.3Entire Agreement. This Amended Agreement sets forth all the promises, covenants, agreements, conditions and understandings between the parties hereto, and supersedes all prior and contemporaneous agreements, understandings, inducements or conditions, expressed or implied, oral or written, except as herein contained.

9.4Binding Effect; Assignment. This Amended Agreement shall be binding upon the parties hereto, their heirs, administrators, successors and assigns. Except as otherwise provided in this Amended Agreement, no party may assign or transfer its interests herein, or delegate its duties hereunder, without the written consent of the other party. Any assignment or delegation of duties in violation of this provision shall be null and void.
9.5Amendment. The parties hereby irrevocably agree that no attempted amendment, modification, termination, discharge or change of this Amended Agreement shall be valid and effective, unless the parties shall unanimously agree in writing to such amendment.

9.6No Waiver. No waiver of any provision of this Amended Agreement shall be effective unless it is in writing and signed by the party against whom it is asserted, and any such written waiver shall only be applicable to the specific instance to which it relates and shall not be deemed to be a continuing or future waiver.

9.7Gender and Use of Singular and Plural. All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the party or parties, or their personal Employees, successors and assigns may require.

9.8Headings. The article and section headings contained in this Amended Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Amended Agreement.

9.9Governing Law. This Amended Agreement shall be construed in accordance with the laws of the State of Florida and any proceeding arising between the parties in any manner pertaining or related to this Amended Agreement shall, to the extent permitted by law, be held in Broward County, Florida.

9.10Further Assurances. The parties hereto will execute and deliver such further instruments and do such further acts and things as may be reasonably required to carry out the intent and purposes of this Amended Agreement.

9.11Litigation. If any party hereto is required to take any action or engage in litigation against any other party hereto, either as plaintiff or as defendant, in order to enforce or defend any rights under this Amended Agreement, and such litigation results in a final judgment in favor of such party, then the party or parties against whom said final judgment is obtained shall reimburse the prevailing party for all direct, indirect or incidental expenses incurred, including, but not limited to, all attorneys' fees, court costs and other expenses incurred throughout all negotiations, trials or appeals undertaken in order to enforce the prevailing party's rights hereunder.

9.12Mediation. Any controversy or claim arising out of or relating to this Amended Agreement, or the breach thereof, shall be settled by a mediation administered by a mutually agreed upon mediator and, except as set forth below, the cost of any such mediation shall be shared equally by all parties thereto. Any judgment on the award rendered by the mediator(s) may be entered in any court having jurisdiction thereof. During any mediation related to the Amended Agreement, the parties shall continue to perform their respective obligations under this Agreement. The prevailing party in any enforcement of this Amended Agreement shall be entitled to recover all costs and expenses of such enforcement, including costs of litigation, and attorneys’ fees, costs, and expenses, at trial through appeal.
9.13Indemnification; D&O Insurance.

(i)Company hereby agrees to indemnify Employee and to defend and hold him harmless to the fullest extent permitted by law and under the by-laws of the Company against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees at all levels of proceedings), losses, and damages resulting from Employee’s good faith performance of his duties and obligations hereunder. This Section 9.13 shall survive the termination of this Amended Agreement and Employee’s engagement hereunder.

(ii)Company shall purchase and maintain insurance, at its expense, to protect itself and Employee while serving in such capacity to Company or on behalf of Company as an officer or director or employee of any affiliate of Company.

9.14Counterparts. This Amended Agreement may be executed in counterparts and by facsimile and/or e-mail .pdf, each of which shall constitute originals and all of which, when taken together, shall constitute the same original instrument, legally binding all parties to this Amended Agreement.

With full power and authority and intending to be legally bound, the parties hereto have executed this Amended Agreement as of the date first above written.

COMPANY:
BurgerFi International, Inc.

By:    /s/ Ian Baines
Ian Baines, Chief Executive Officer

EMPLOYEE:

By: /s/ Karl Goodhew
Name:    Karl Goodhew

Address: *************

EXHIBIT A

Key Performance Indicators (KPIs)

Vesting of the installments of the Restricted Stock Unit Grants shall also be subject to meeting the following performance criteria. Each performance measure listed below is to be measured from January 1 to December 31 of each year.

1.Thirty percent (30%) based on achievement of at least seventy percent (70%) of the Company’s adjusted EBITDA1 target for the prior fiscal year.
2.Up to twenty percent (20%) shall vest proportionate to achieving between seventy percent (70%) and one hundred percent (100%) of the new store openings plan (owned and franchised) for the prior fiscal year.2
3.With respect to the units that vest in 2022, thirty percent (30%) based on achievement of increase in store operating margin3 of at least one and one-half percent (1.5%) for the 2021 fiscal year. With respect to the units that vest in all other years, thirty percent (30%) will vest based on achievement of the Company’s budgeted target store operating margin for the prior fiscal year.
4.Twenty percent (20%) based on achievement of at least twenty-five percent (25%) diversity4 of direct reports of the Employee during the prior fiscal year.

1 Calculated as net income calculated in accordance with generally accepted accounting principles, adjusted to exclude the adverse impact of items attributable to (a) income taxes, (b) costs or losses attributable to the issuance of debt, equity or acquisitions or dispositions of stock or assets, (c) any changes in accounting standards or treatments that may be required or permitted by the Financial Accounting Standards Board or Public Company Accounting Oversight Board or adopted by the Company after the adjusted EBITDA goal is established, (d) restructuring activities, (e) impairment or disposals of long-lived assets, goodwill or other intangible assets, (f) any business interruption event,
(g) negative impacts of legal settlement and defense costs, including tax matters, (h) costs associated with replacing information technology systems, (i) pre-opening costs and (j) negative impacts related to the finalization of purchase price allocation of acquired entities.
2 Including new Company-owned restaurants, new franchised restaurants and licensed restaurants; excluding ghost kitchens, acquired existing franchisee’s locations and closed locations.
3 To be calculated as the decrease in store operating costs, measured as a percentage of Company-owned restaurant sales.
4 Measured as either the percentage or number of women, minorities and any protected employment class of employees.

EXHIBIT B

RESTRICTED STOCK UNIT GRANT AGREEMENT

[Previously Provided]